EXHIBIT 10.2
LICENSE AND DISTRIBUTION AGREEMENT
THIS LICENSE AND DISTRIBUTION AGREEMENT is entered into as of the 27 day of September 2006, by and between VALERA PHARMACEUTICALS, INC., a corporation incorporated under the laws of the state of Delaware with its principal place of business located at 7 Clarke Drive, Cranbury, New Jersey 08512-3617 USA (“Valera”), and SPEPHARM HOLDINGB.V., a corporation incorporated under the laws of the Netherlands with its principal place ofbusiness located in Amsterdam, the Netherlands (“Spepharm”).
BACKGROUND
WHEREAS, Spepharm has been organized for the purpose of serving as a distributor of specialty pharmaceutical products throughout Europe;
WHEREAS, Valera has developed and is the sole owner of certain patent rights and other intellectual property relating to certain Products;
WHEREAS, Valera wishes to appoint Spepharm as the exclusive licensee and distributor of the Products in the Territory (as defined below) for use in the same indications for which Valera owns or controls an approval from the United States Food and Drug Administration or similar agency of a foreign government, the whole in accordance with the terms and conditions set forth in this Agreement;
WHEREAS, Spepharm desires Valera to supply Spepharm with the Products on an exclusive basis in the Territory prior to Regulatory Approval (as defined below), and following receipt of Regulatory Approval, for distribution and sale in the Territory for use in the indications described above, the whole in accordance with the terms and conditions set forth in this Agreement.
TERMS
NOW, THEREFORE, in consideration of the respective covenants, agreements, representations, warranties and indemnities contained in this Agreement and for other good and valuable consideration, Spepharm and Valera hereby covenant and agree as follows:
Article 1 – Definitions and Interpretation
1.1 Definitions. For the purposes of this Agreement or any notice, consent, authorization or other communication required or permitted to be given under this Agreement, the following expressions shall have the following meanings, respectively, unless the context otherwise requires:
(a) “Affiliate” shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with another Person; provided that “control” shall mean ownership as to more than fifty percent (50%) of the outstanding voting equity securities of another Person or the power to direct decisions of another Person including, without limitation, the power to direct management and policies of another Person, whether by reason of ownership, by contract or otherwise.
(b) “Agreement” shall mean this License and Distribution Agreement, as amended from time to time.
(c) “Business Day” shall mean any day other than a Saturday, Sunday or other day on which the branches of the Federal Reserve Bank with jurisdiction over the then-current principal place of business of Valera are not open for business.
(d) “Calendar Month” shall mean each calendar month of each year during the term of this Agreement.
(e) “Calendar Quarter” shall mean the periods from January 1st to March 31st, April 1st to June 30th, July 1st to September 30th and October 1st to December 31st in a given year.
(f) “Calendar Year” shall mean the period from January 1st to December 31st in a given year.
(g) “CMC information” shall mean the chemistry, manufacturing, and control information filed by Valera from time to time with the FDA with respect to a Product.

(h) “Commercial Sale” means any sale or distribution of a Productby Spepharm or its Affiliates or sublicensees to a Third Party, other than distribution in connection with clinical trials of a Product conducted by Spepharm. For the avoidance of doubt, the sale or distribution of a Product between or among any of Spepharm or its Affiliates or sublicensees shall not be considered a Commercial Sale.
(i) “Competing Product” shall be as defined in Section 3.5.
(j) “Confidential Information” shall be as defined in Section 12.1.
(k) “Development Plan” shall have the meaning set forth in Section 2.3.
(l) “Dollar” and the symbol “$” shall mean lawful money of the United States.
(m) “Effective Date” shall mean the date first written above.
(n) “Event of Force Majeure” shall have the meaning set forth in Section 14.1.
(o) “FDA” means the United States Food and Drug Administration and any successor thereto.
(p) “Forecast” shall be as defined in Section 6.3.
(q) “GMPs” shall mean then-current Good Manufacturing Practices as required under the rules and regulations of the FDA.
(r) “Governmental Body” shall mean (i) any national, federal, provincial, state, municipal or other government or body with jurisdiction over all or any part of the Territory, (ii) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iii) any quasigovernmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (iv) any domestic or foreign judicial, quasi-judicial, arbitration or administrative court, grand jury, tribunal, commission, board or panel of any of the foregoing governments or bodies.
(s) “Implant” means Valera’s proprietary histrelin implants currently marketed or to be marketed in the United States under the trademark Vantas® or Supprelin®.
(t) “Implantation Device” means the TROCAR device that is used to insert an Implant into a human body.
(u) “Improvements” shall mean any re-formulations, lineextensions or other advances in, or modifications or improvements to, a Product for use in an Indication.
(v) “Indemnified Party” shall be as defined in Section 10.3.
(w) “Indemnifying Party” shall be as defined in Section 10.3.
(x) “Indication” shall mean an indication for which an Implant is approved for marketing and sale, the approval of which issued by the FDA or similar agency of a foreign government. As of the Effective Date, the only indication for which an Implant has been approved for marketing and sale in the United States is the treatment of hormone responsive prostate cancer.
(y) “Labels” shall mean (i) all labels and other written, printed, or graphic matter upon the Product or any packaging, container or wrapper utilized with the Product, in each case when sold for use in the United States and (ii) any written material accompanying the Product, including without limitation, any package inserts, in each case when sold for use in theUnited States.
(z) “Laws” shall mean:
(i) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international, including any such constitutions, etc. of any Governmental Body;
(ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Body; and

(iii) all policies, practices and guidelines of any Governmental Body, in each case binding on or affecting the Party or Person referred to in the context in which such word is used; and “Law” shall mean any one of them.
(aa) “Losses” shall mean liabilities, damages, costs or expenses, including reasonable fees and expenses of attorneys and other professionals, as well as court costs.
(bb) “Marketing Approval Application” shall mean an application or registration filed with a Regulatory Authority seeking the approval to market, distribute and sell the Product for an Indication in the jurisdiction controlled by such Regulatory Authority.
(cc) “Marketing Plan” shall have the meaning set forth in Section 3.9.
(dd) “Material Breach” shall mean any breach of the terms of this Agreement of such a nature as to have a material effect on the non-breaching Party.
(ee) “Minimum Net Sales” shall mean for a specified Calendar
Year the Minimum Unit Quantities (as defined in Schedule 1) of the Products as set forth in Schedule 1, multiplied by the Average Net Selling Price for the respective Calendar Year. The Average Net Selling Price shall be calculated by dividing the Net Sales of the relevant Calendar Year by the number of Units sold in such Calendar Year. The Minimum Unit Quantities set forth in Schedule 1 are based on assumed dates for Regulatory Approvals as set forth in Schedule 1. If Regulatory Approvals are not granted by the specified dates, the parties shall negotiate in good faith an adjustment of the Minimum Unit Quantities for purposes of determining Minimum Net Sales, unless such delay is caused by Spepharm. The parties shall also be obligated to negotiate in good faith an adjustment of the Minimum Unit Quantities for purposes of determining Minimum Net Sales, if (i) the launch of a Product is delayed because Spepharm cannot use the trademark Vantas® or Supprelin®, as applicable, or a reasonable alternative trademark provided by Valera in reasonable time prior to such launch, in any country of the Territory or (ii) following the launch of the respective Product, Spepharm’s use of the trademark Vantas® or Supprelin®, or any alternative trademark that may have been used by Spepharm for such Product at the time of launch, as applicable, is contested by a third party in any country of the Territory and as a result Spepharm cannot use such trademark in such country.
(ff) “Net Sales” shall mean the gross amount invoiced by Spepharm or its Affiliates or sublicensees with respect to the Commercial Sale of the Products in the Territory, less the aggregate of: (i) customers’ returns for Products that fail to comply with the warranties set forth in Section 8.1; (ii) amounts paid for freight, transport and delivery, including insurance, for shipping from Spepharm’s or its Affiliates’ or sublicensees’ or their respective designees’ facilities to a customer (but only to the extent of the actual cost of such freight, transport and delivery charges); (iii) any sales tax, value added tax, goods and services tax or any other tax that may be imposed on the sale of the Product, which taxes are included in gross amount invoiced by Spepharm and its Affiliates or sublicensees; (iv) amounts actually repaid or credited for retroactive price reductions; and (v) rebates, including those paid or payable pursuant to governmental regulations or agreements with governmental entities.
(gg) “Parties” shall mean Spepharm and Valera, collectively.
(hh) “Party” shall mean either Valera or Spepharm, as the context requires.
(ii) “Person” shall mean an individual, corporation, limited liability company, co-operative, partnership, organization or any similar entity.
(jj) “Plan” shall be as defined in Section 2.3.
(kk) “Product” shall mean all dosage strengths and forms of either of the Implants in final finished form along with the Implantation Device, together with all Labels and any and all Improvements.
(ll) “Promotional Materials” shall mean all promotional materials, detail aids and pieces, journal ads, films, artwork and graphics, and any other marketing literature and information relating to the marketing, distribution or sale of a Product for use in an Indication outside of the Territory.
(mm) “Purchase Order” shall be as defined in Section 6.1.
(nn) “Purpose” shall be as defined in Section 12.2.

(oo) “Regulatory Approval” shall mean, with respect to a particular country in the Territory and an Indication, the approval by all Regulatory Authorities of the Marketing Approval Application and the receipt by Spepharm of the other approvals, licenses, registrations and authorizations of all Regulatory Authorities necessary for the marketing, distribution and sale of a Product in such Territory for use in such Indication and necessary for patients to obtain reimbursement of such Product from national health insurance.
(pp) “Regulatory Authority” shall mean each and every Governmental Body from which approvals are required for the marketing, distribution or sale of a Product in a country in the Territory.
(qq) “Royalty Amount” shall be as defined in Section 7.1.
(rr) “Specifications” shall mean the specifications for a Product approved by the Regulatory Authority for use in the relevant Indication.
(ss) “Spepharm Releasees” shall be as defined in Section 10.2.
(tt) “Term” shall mean the time period from the Effective Date until the expiration or earlier termination of this Agreement.
(uu) “Territory” shall mean the European Union (including countries that accede to the European Union after the date of this Agreement if Valera has not already granted distribution rights for a Product in such country at the time of the accession), Norway and
Switzerland.
(vv) “Third Party” means any Person other than a Party or an Affiliate of a Party.
(ww) “Trademarks” shall mean, subject to Article 4, all trademarks and trade names and trade dresses (whether registered or not) owned by Valera or its Affiliates and approved by Valera for use in the marketing, distribution and sale of a Product in a country in the Territory for use in a particular Indication.
(xx) “Transfer Price” shall be as defined in Section 7.2.
(yy) “Valera Releasees” shall be as defined in Section 10.1.
(zz) “Warranty Period” shall be as defined in Section 8.4.
1.2 Interpretation. The division of this Agreement into Articles and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing gender shall include all genders.
Article 2 — Product Development and Regulatory Approval
2.1 Regulatory Approval. Valera shall assign to Spepharm all Marketing Approval Applications and any Regulatory Approval held by Valera with respect to such Products in the Territory. Valera shall submit all necessary paperwork to all Regulatory Authorities to request assignment to Spepharm of all Marketing Approval Applications Regulatory Approval held by Valera with respect to such Products in the Territory. In accordance with the terms and subject to the conditions herein specified, Spepharm shall, at its own expense, apply for each Regulatory Approval for each Product in each country of the Territory for use in each Indication. Spepharm hereby agrees to use commercially reasonable efforts in applying for each such Regulatory Approval, which shall be held in the name of Spepharm or an Affiliate of Spepharm. Valera’s only obligations in regards to the Regulatory Approval effort shall be for Valera to: (a) provide to Spepharm the information and data required by Section 2.2; (b) make personnel available for telephone calls with Spepharm and Regulatory Authorities as Valera determines in its sole discretion; and (c) supplying, at Spepharm’s expense based on Valera’s cost of production, a reasonable quantity of the Product for use in clinical trials as set forth in this Agreement, including any Product necessary for any required stability testing. If Spepharm desires or requires more assistance or resources from Valera in relation to the Regulatory Approval effort, it may request such resources and Valera will determine in its sole discretion whether it will provide such resources and the cost to Spepharm of providing such resources. Spepharm shall not use any Development Data in Ireland unless and until Valera has obtained from Shire US Inc. a license to the Development Data for the development, manufacture, use, supply and sale of the Licensed Product in Ireland (each capitalised term as defined in the Termination Agreement, License Back and Option dated 21 December 2001 between Hydro Med Sciences, Inc. (n/k/a Valera Pharmaceuticals, Inc.) and Shire US Inc.).

2.2 Furnishing Data. Valera shall supply Spepharm with all data and information in its possession or control as is necessary for the purpose of obtaining and maintaining Regulatory Approval for each Product in each country of the Territory for use in each Indication, including clinical and non-clinical study data, results and reports (including toxicology reports) and/or CMC information including, where required, a reasonable number of samples for actual testing by Regulatory Authorities. Without limiting the generality of the foregoing and to the extent legally permitted, Valera shall provide Spepharm with access to and the right to cross-reference existing regulatory filings for each Product submitted by it and/or its Affiliates or designated nominees in any jurisdiction outside of the Territory. At the request of Spepharm and to the extent legally permitted, Valera shall notify the Regulatory Authority in each country of the Territory of Spepharm’s right to reference any such regulatory filings in any application filed by Spepharm in accordance with the terms of this Agreement.
2.3 Development and Regulatory Approval Plans. Within sixty (60) Business Days after the Effective Date, Spepharm shall prepare a plan outlining all pre-clinical, clinical and regulatory activities that are necessary for receiving Regulatory Approval for the use of the Product in the prostate cancer Indication in each country of the Territory and estimated time schedules for the completion of all such activities (the “Plan”). Generally, the Plan shall allocate responsibility for pre-clinical and clinical activities and regulatory activities in each country of the Territory (including development and approval of Territory-specific labeling for the Product) to
Spepharm and shall not allocate any responsibility to Valera other than provision of the data and information required by Article 2 and the supply of the Product. The Plan shall be subject to the review and approval of Valera, which will not be unreasonably withheld or delayed. As new Indications become available during the Term, Spepharm shall develop a Plan for receiving Regulatory Approval from each Regulatory Authority in the Territory for such Product for use in such Indication no later than sixty (60) Business Days after Valera notifies Spepharm of the approval of the Product for marketing, sale and use in the United States in such Indication. Each such Plan shall be subject to the review and approval of Valera, which approval shall not be unreasonably withheld or delayed.
2.4 Clinical Trial Data. All clinical and/or marketing data developed by the Parties during the Term shall remain the property of the Party developing such data, and any data to which both Parties have contributed to or on which both Parties have worked shall remain the property of both jointly and severally worldwide; provided that Valera shall have a perpetual, irrevocable, royalty-free, fully paid-up license to copy, disclose and use in any manner any and all clinical and/or marketing data developed in the course of such trials and not otherwise owned by Valera. The Parties agree that they will promptly share with one another all information and reports regarding the results of any trials.
2.5 Phase IV Clinical Studies. Spepharm shall have the exclusive right (but not the obligation) to conduct Phase IV clinical trials relating to the use of the Product in each Indication in each country of the Territory, but only with the prior written consent of Valera, which consent shall not be unreasonably withheld or delayed.
2.6 Maintaining Regulatory Approval. Spepharm undertakes to use commercially reasonable efforts to maintain each Regulatory Approval for each Product for use in each Indication in each country of the Territory. All reasonable direct out-of-pocket expenses incurred by Spepharm and/or Valera in maintaining the registrations in the Territory shall be borne or reimbursed by Spepharm.
2.7 Copies of Correspondence. Copies of all pertinent correspondence related to the promotion, sale and use of each Product for use in each Indication to and from all Regulatory Authorities and all submissions, or pertinent excerpts thereof, to the Regulatory Authorities connected to each Product for use in each Indication will be furnished by the corresponding Party to the other Party in a timely manner.
2.8 Unit Prices. Spepharm shall, at its own expense, make all submissions and filings to each Government Body and all other Third Parties necessary or desirable to establish unit prices for each Product for use in each Indication in each country of the Territory.
Article 3 — Exclusive Distribution; Promotion and Sales
3.1 Appointment of Distributor. Subject to the terms and conditions of this Agreement, Valera hereby appoints Spepharm during the Term, and Spepharm hereby accepts its appointment, as the exclusive distributor of the Products in each country of the Territory for use in each Indication.
3.2 Exclusive Supply. During the Term, Valera shall not supply any of the Products for distribution or sale in any country of the Territory to any Person other than Spepharm, it being understood between the Parties that Valera shall not directly or indirectly sell, or otherwise make available, any of the Products in any country of the Territory other than through Spepharm in accordance with the terms of this Agreement. Valera shall refer to Spepharm all orders or inquiries received by it from sources in any country of the Territory in connection with any of the Products for use in any Indication.

3.3 Reservation of Rights. In no event shall this Agreement be construed to prevent Valera from directly or indirectly: (a) manufacturing, using, marketing, promoting, distributing and selling any Product outside the Territory for use in any indication; or (b) entering into and performing agreements with third parties regarding the foregoing.
3.4 Sales within each Country of the Territory. Spepharm shall not, and Spepharm shall cause its Affiliates and sublicensees not to, directly or indirectly, without the prior written consent of Valera, sell the Product outside the Territory, or knowingly sell any Product to any Person within any country of the Territory for resale or use outside of the Territory.
3.5 Competing Product. For a period of five (5) years from the date of this Agreement, Spepharm shall not, and shall cause its Affiliates and sublicensees not to, directly or indirectly, jointly or in conjunction with any other Person, whether as principal, agent, shareholder, employee, independent contractor, or in any other manner whatsoever, develop, market, distribute or sell in any country of the Territory any products that contain the same active ingredient as that which is contained in any Product, any products similar to or competitive with any Product, or any products that are used in any Indication (each, a “Competing Product”) without Valera’s prior written consent.
3.6 Subcontracting. The Parties acknowledge and agree that, subject to prior written notification to and acceptance from the appropriate Regulatory Authority, each Party shall have the right, at its sole expense, to subcontract with Third Parties or Affiliates for the performance of its obligations hereunder, upon prior written approval of the other Party where the subcontractor is a Third Party (which approval shall not be unreasonably withheld or delayed); provided, however, that the subcontracting Party shall remain responsible to the other Party for (a) assuring that each subcontractor complies with all applicable provisions of this Agreement and all applicable Laws and (b) fulfilling all of its obligations hereunder; and provided further that Spepharm shall have no right to approve or disapprove of any contract manufacturer or contract packager engaged by Valera. In the event that any subcontracting by Valera would have a material impact on Spepharm’s responsibilities to the appropriate Regulatory Authority and to the extent reasonably possible, Valera will inform Spepharm at least six (6) months prior to arranging for any such subcontracting.
3.7 Product Promotion. Spepharm shall employ reasonable efforts to market, distribute and sell each Product in each country of the Territory for use in its relevant Indication and shall bear all costs and expenses incurred in connection with such efforts. The Parties agree to meet at either Party’s reasonable request, but at least once every six months during the Term, in order to review and discuss marketing, distribution and sales issues.
3.8 Promotional Materials. Valera shall provide Spepharm, at no additional cost, with samples of all Promotional Materials owned by Valera to market the Product for use in each Indication outside of the Territory; provided that Spepharm reimburses Valera for all additional advertising agency costs, if any, associated with supplying any artwork and graphics. Valera hereby grants to Spepharm the right to use such Promotional Materials to translate such Promotional Materials and, subject to Article 4, to modify any artwork and graphics for its purpose.
3.9 Marketing Plan. Commencing in the year in which Spepharm submits a Marketing Approval Application to a Regulatory Authority within a particular country for a particular Indication, Spepharm shall prepare, develop and submit to Valera an annual marketing plan in relation to use of such Product for such Indication in such country (each, a “Marketing Plan”) for Valera’s review by no later than the 15th of February of each year during the Term for the then-current Calendar Year. The Marketing Plan will outline plans for the promotion and sale of such Product in such country for such Indication, and will also include recommendations for Product pricing, reimbursement status and activities, positioning, and a description of the promotional programs, if any, planned for the relevant Calendar Year. Valera, acting in good faith, shall have thirty (30) Business Days from the date of receipt to review each Marketing Plan and suggest commercially reasonable changes. Spepharm shall make commercially reasonable efforts to include any changes in the Marketing Plan suggested by Valera and shall advise, in writing, within fifteen (15) Business Days which changes it has incorporated together with an explanation as to any changes that were suggested by Valera but not incorporated. In the event that Valera does not respond to Spepharm within thirty (30) Business Days of the receipt of a Marketing Plan, such Marketing Plan will be deemed to be acceptable to Valera. Notwithstanding anything else contained herein to the contrary, at the request of either Party, the Parties shall meet semi-annually to review proposed marketing plans for the Products.
3.10 Sublicensing. Spepharm may sublicense the distribution rights granted pursuant to Section 3.1; provided that (a) Spepharm enters into a written agreement with the sublicensee that binds the sublicensee to non-economic terms and conditions substantially similar to the non-economic terms and conditions of this Agreement applicable to Spepharm; and (b) prior to entering into such sublicense agreement, Spepharm provides Valera with a full copy of the proposed agreement; and provided, further, that sublicensing to any entity other than an Affiliate of Spepharm shall require prior written consent of Valera, which consent shall not be unreasonably withheld. Valera’s consent is deemed reasonably withheld if the potential sublicensee is a direct competitor of Valera. Sublicensing shall not relieve Spepharm of any of its obligations under this Agreement. Spepharm shall be liable for any sublicensee’s failure to perform any term or condition of this Agreement as if Spepharm itself breached the applicable term or condition of this Agreement.

Article 4 — Branding; Trademarks
4.1 License Grant; Branding. Subject to the terms and conditions of this Agreement, Valera hereby grants Spepharm an exclusive license to use the Trademarks in connection with the marketing, distribution, and sale of the Products in each country of the Territory for use in the applicable Indication. The Products shall bear a product name owned by Valera, which product name shall, if possible, be the same as the product name used in the United States (but may vary by Indication), as well as certain other trademarks of Valera and trademarks of Spepharm (other than a product name of Spepharm) and use the trade dress identified by Valera from time to time and approved by Spepharm; provided, however, that all packaging shall, to the extent legally feasible, ensure that the distinctiveness of the trademarks of each party is maintained and include a tag line that indicates the ownership of each Party’s trademarks.
4.2 Obligations and Conditions. No Promotional Materials bearing the Trademarks may be used without Valera’s prior written approval, which consent shall not be unreasonably withheld or delayed but shall be conditioned upon maintaining the distinctiveness of the trademarks of each Party and including a tag line that indicates Valera’s ownership of the Trademarks. It is agreed by the Parties that in the event that Valera does not respond to Spepharm’s submission of the new Promotional Materials or labeling within ten (10) Business Days, consent shall be deemed to be granted.
4.3 Spepharm’s Trademarks. Spepharm hereby, for itself and on behalf of its Affiliates, grants Valera the right to affix Spepharm’s and its Affiliates’ trademarks, trade names, logos and trade dress on labeling of the Products.
4.4 Changes. Each Party may discontinue, alter or add new trademarks to be used in connection with the labeling and marketing of the Products in each country of the Territory for use in an Indication; provided that: (a) the foregoing shall not be deemed to allow Spepharm to use or place a product name owned by Spepharm or licensed by Spepharm from a Third Party on any Product; and (b) each Party may use up any packaging, labeling or Promotional Materials that it has at the time of the discontinuance, alteration or addition, either in stock or in process.
4.5 No Other Rights; Allocation of Goodwill. Except for the licenses granted by each of Valera and Spepharm to the other under this Agreement, neither Party shall acquire any right, title, or interest in any trademark, trade name, logo or trade dress of the other
Party by reason of this Agreement. Each of Spepharm and Valera shall be responsible for registering, as necessary, its own trademarks, trade names, logos and trade dress. Spepharm acknowledges that all use of any of Valera’s trade names, trademarks, trade dress and logos and all of the goodwill associated therewith shall inure solely to Valera’s benefit. Likewise, Valera acknowledges that all use of any of Spepharm’s trademarks, trade dress, trade names, and logos, and all of the goodwill associated therewith shall inure solely to Spepharm’s benefit.
4.6 Confusingly Similar Marks. Spepharm shall not authorize or undertake any use of any mark that is confusingly similar to the Trademarks in each country of the Territory.
4.7 Effect of Termination. Upon termination of this Agreement both parties shall immediately cease all use of the other party’s trademarks, trade names, logos and trade dress, except as set forth in Article 4.
Article 5 – Manufacture and Supply
5.1 Manufacturing. Valera shall, directly or through an Affiliate or Third Party designee (including contract manufacturers and contract packagers), have the sole right and responsibility for manufacturing the Products in such quantities as, in Valera’s opinion, are required to fill all orders and for maintaining such inventory levels of raw materials and packaging components as are required to meet Spepharm’s then-current forecast for the Products (as delivered pursuant to Section 6.3.
5.2 Labeling. Valera shall supply the Products to Spepharm in unlabeled packaging in bulk. Spepharm shall be responsible for the labeling and packaging necessary to comply with all Regulatory Approvals and bear all costs related to the same. From time to time, and in any event promptly following Valera’s request, Spepharm shall notify Valera of all labeling and packaging activities undertaken by or on behalf of Spepharm to comply with all Regulatory Approvals in the Territory.
5.3 Failure to Supply. In the event that Valera or its Affiliates are unable to supply a Product in specified quality or in quantities sufficient to meet forecast demand for a successive period of ninety (90) Business Days, then Valera shall indemnify Spepharm for all damages (including lost profits) resulting from such failure based on the difference between Spepharm’s Forecast Net Sales and its actual Net Sales for a period not to exceed eighteen months from the date of Valera’s initial failure to supply.

5.4 Documentation and Certificate of Analysis. Valera shall provide Spepharm with required supporting documentation for the manufacture and packaging of Product in a form suitable for Spepharm’s submission to the Regulatory Authorities. A certificate of analysis and full set of batch manufacturing records shall be delivered with each batch of Product delivered to Spepharm.
5.5 Improvements; New Formulation. Valera shall furnish Spepharm with all information pertinent to the marketing, sale and promotion of a Product relating to any Improvements, which Valera may make from time to time to the Product, or to any new formulation of the Product. To the extent reasonably possible, Valera shall provide Spepharm with six (6) months prior written notice of any anticipated Improvements or new formulations.
5.6 Shelf Life. Each unit of a Product will have a remaining shelf life of at least eighteen (18) months at the time of shipment to Spepharm.
5.7 Compliance with Laws; Instructions. Spepharm shall comply with all applicable Laws in relation to the handling, storage, distribution and sale of each Product in each country of the Territory as well as Valera’s then-current instructions relating to handling, storage and shipment of each Product.
Article 6 – Forecasts/Ordering/Return/Insurance
6.1 Ordering. Spepharm may order units of Product by issuing binding purchase orders (each, a “Purchase Order”) to Valera pursuant to the terms of this Agreement. Each Purchase Order shall state the quantity and type of Product to be purchased, delivery date(s) and routing instructions, destination or destinations; provided that, with respect to each Purchase Order, Spepharm shall be required to order Product in the quantity increments set forth on Schedule 6.1. No different or additional terms or conditions on any purchase order, acknowledgment or other transmittal, whether a standard business form or otherwise, utilized by Spepharm or Valera in connection with the sale of Product shall be construed or deemed to be an amendment of or supplement to this Agreement or otherwise binding on either Spepharm or Valera.
6.2 Acceptance or Rejection of Purchase Orders. Valera shall indicate its acceptance or rejection of each Purchase Order within ten (10) Business Days after receipt; provided that Valera may reject a Purchase Order, in whole or in part, only if: (a) the Purchase Order fails to comply with the terms and conditions of this Agreement; (b) the delivery date is less than one hundred fifty (150) days from the date of Valera’s receipt of such Purchase Order; or (c) if the volume under the Purchase Order and all other accepted Purchase Orders covering the applicable monthly period exceeds the volume set forth in Spepharm’s then-current forecast (delivered pursuant to Section 6.3) by more than twenty five (25%) during the first two (2) years after the effective date of this Agreement and by more than fifteen (15%) thereafter). If requested by Spepharm following Spepharm’s receipt of Valera’s rejection notice under clause (c) above, Valera will use commercially reasonable efforts to deliver the excess volume of the Product specified in the rejected Purchase Order, but Valera’s failure to so deliver the excess volume shall not be a breach of this Agreement. In no event shall Valera be liable to any third party for Valera’s failure to deliver the Product to Spepharm by any delivery due date set forth in any Purchase Order.
6.3 Forecasts. Spepharm shall provide Valera a non-binding twelve (12) month rolling forecast (the “Forecast”) of Spepharm’s estimated requirements of each Product. The Forecast shall be reviewed and updated by Spepharm no later than thirty (30) days before the start of each calendar quarter during the Term. Each such Forecast shall reflect a good faith attempt by Spepharm to estimate quantity requirements of each Product, based on anticipated demand therefor.
6.4 Shipment. Valera will use diligent efforts to ship Product ordered by Spepharm within one hundred and fifty (150) days after its acceptance of Spepharm’s purchase order. Product will be shipped EXW (Incoterms 2000) Valera’s or its Third Party designee’s facilities. Valera shall ensure that Product is suitably packed for shipment in standard containers and organize the shipping on behalf and at Spepharm’s costs.
6.5 Delivery. To the extent possible, Spepharm shall verify counts and identify any damages to Valera within five (5) Business Days of receipt.
6.6 Return. Spepharm shall have no right to return any Product shipped pursuant to a valid Purchase Order other than pursuant to the provisions set forth in Section 8.4.
6.7 Valera’s Product Liability Insurance. Valera agrees to maintain product liability insurance consistent with its normal business practices to cover risks related to Product and, upon Spepharm’s request from time to time, to provide Spepharm with certificates of insurance attesting to the existence of such insurance. Valera shall name Spepharm as an additional insured under the foregoing insurance policy.

6.8 Spepharm’s Product Liability Insurance. Spepharm agrees to maintain product liability insurance to cover risks related to its activities (or activities undertaken on its behalf) with respect to the labeling, packaging, storage, marketing, sales, and distribution of Product in each country of the Territory with a limit of liability of at least $[20,000,000] in the aggregate. Upon request by Valera, Spepharm will provide Valera with a certificate of insurance attesting to the existence of such insurance. Spepharm shall name Valera as an additional insured under the foregoing insurance policy. Spepharm will cause its sublicensees to comply with this Section 6.8 for the respective country sublicensed as if the sublicensee were Spepharm.
6.9 Insurance Notification. Each Party agrees, upon request, to advise the other Party of the status of the insurance required by this Agreement and of any change in such status. It is understood and agreed that furnishing of such insurance coverage will not relieve either Party of their obligations under this Agreement.
Article 7 – Pricing and Payment Terms
7.1 Pricing. Spepharm shall pay Valera for Valera’s supply and Spepharm’s distribution of the Products under this Agreement an aggregate amount equal to forty percent (40%) of Net Sales (the “Royalty Amount”) in accordance with the procedures set forth in this Article 7.
7.2 Transfer Price Payment. With each shipment of Product, Valera shall invoice Spepharm an amount (the “Transfer Price”) equal to (a) the price per unit for each Product as set forth on Schedule 7.2 multiplied by (b) the quantity of such Product shipped to Spepharm. Within sixty (60) days after the date of each such invoice, Spepharm shall pay to Valera the Transfer Price indicated in such invoice.
7.3 Monthly Report; Annual Report. Within fifteen (15) days following the end of each Calendar Month, Spepharm shall render a written report to Valera segregated by each Product, and by Spepharm, each Affiliate and each sublicensee, setting forth the following information and calculations for such Calendar Month: (a) each component making up Net Sales for the Calendar Month and the calculation of Net Sales; (b) the actual number of each Product sold (net of returns) for the Calendar Month; and (c) the calculation of the Royalty Amount for such Calendar Month. No later than sixty (60) days after the conclusion of each Calendar Year, Spepharm shall supply to Valera a report certified by its chief financial officer showing the quantity and sales prices for such Calendar Year in respect of sales of the Products by Spepharm and its Affiliates and sublicensees.
7.4 Royalty Payment. Within thirty (30) days following the end of each Calendar Quarter, Spepharm shall pay to Valera an amount equal to the difference between (a) the aggregate Royalty Amount for such Calendar Quarter minus (b) the aggregate Transfer Prices paid by Spepharm during such Calendar Quarter. In connection with each such payment, Spepharm shall deliver a written report to Valera setting forth the calculation of such payment.
7.5 Failure to Achieve Minimum Net Sales.
(a) If Spepharm fails to achieve the Minimum Net Sales in a given Calendar Year with respect to a Product, then Spepharm shall pay to Valera an amount equal to (i) the difference between Minimum Net Sales for such Product for such Calendar Year minus the actual amount of Net Sales of the Product for such Calendar Year multiplied by (ii) forty percent (40%), the result to be reduced by the aggregate Transfer Prices paid by Spepharm during such Calendar Year to the extent such Transfer Prices have not been taken into account for the purposes of determining the Royalty Payment pursuant to Section 7.4.
(b) Notwithstanding Section 7.5(a), Spepharm may notify Valera no later than forty-five (45) days after the completion of the Calendar Year that it will not pay the amounts required by Section 7.5(a) for the just completed Calendar Year, in which case: (a) Spepharm shall be relieved from its obligation to pay the amount required by Section 7.5(a) for such Calendar Year; but (b) Valera shall have the right either (i) to convert all of the exclusive rights granted to Spepharm in this Agreement with respect to such Product into non-exclusive rights effective as of the date of Spepharm’s notice to Valera or such later date as Valera may specify or (ii) to terminate this Agreement with respect to such Product effective as of the date of Spepharm’s notice to Valera or such later date as Valera may specify. If Spepharm does not send a notice permitted by this Section 7.5(b) or does so after the period specified in this Section 7.5(b), Spepharm shall not be relieved of its obligations under Section 7.5(a) and failure to pay such obligation shall be considered a Material Breach.
7.6 Payment Terms. Spepharm shall pay all amounts due under this Agreement by wire transfer in Dollars to such bank as Valera may direct from time to time. Overdue amounts shall bear interest at a rate equal to the lower of 1% per month or the highest rate permitted by law from the due date until the date paid. All expenses incurred in making such transfers shall be borne by Spepharm. To the extent that Net Sales includes amounts collected by Spepharm in currency other than Dollars, such amounts shall be converted to

Dollars using the average exchange ratio as set forth in the Wall Street Journal during the thirty (30) day period ending on the last day of the relevant Calendar Month.
7.7 Records. Spepharm shall, and shall cause its Affiliates and sublicensees to, record all sales of Product and keep full and true books of account and other records in accordance with the requirements of generally accepted accounting principles, consistently applied, and other good business practice so that details of sales for Product, the calculation of Net Sales and payment obligations in respect thereof may be properly ascertained.
7.8 Audit. Spepharm agrees to permit, and shall cause its Affiliates and sublicensees to permit, at the request of Valera and at Valera’s expense, an independent accounting firm selected by Valera to have access, upon reasonable notice, during ordinary business hours and no more frequently than once in any Calendar Year, to such books of account and other records as may be necessary to confirm the calculation of Net Sales. If such independent certified public accountant shall determine that an amount is due and owing by one Party to the other, then the owing Party shall promptly pay the amount due and owing; provided that if the Party owing the amount is Spepharm and such amount is five percent (5%) or more of the total amount that should have been paid under this Agreement in respect of the audited period, then Spepharm shall also reimburse Valera for the cost of the audit.
Article 8 — Product Warranties
8.1 Limited Warranty for the Products. Valera warrants to Spepharm that: (a) each unit of Product will be manufactured and packaged in accordance with GMPs; (b) each unit of Product, when delivered to the carrier, will conform to the Specifications, and (c) each unit of Product shall be free from defects in materials, workmanship and packaging that would render such Product unusable at the time of delivery to the carrier .
8.2 Disclaimer. THE EXPRESS LIMITED WARRANTY FOR THE PRODUCTS SET FORTH IN SECTION 8.1 AND THE ADDITIONAL REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9.1 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED. VALERA HEREBY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, WHETHER ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.
8.3 Warranty Claim Procedure. Unless otherwise agreed by Valera, to make a warranty claim, Spepharm shall at Spepharm’s expense return the allegedly defective unit(s) of Product(s), or a representative sample thereof, together with a description of the alleged defect. Valera shall, promptly after receipt and as required, inspect the alleged defective Product(s). If such inspection results reasonably confirm that the unit(s) of Product(s) do not conform with the warranties set forth in Section 8.1 and the non-conformance did not arise from misuse, mishandling, storage in a manner inconsistent with Valera’s directions, neglect, modification or unusual physical or chemical stress after delivery to the carrier, Spepharm shall return any remaining Product(s) in Spepharm’s inventory with the same defect at Valera’s expense, and the sole and exclusive warranty remedies set forth in Section 8.4 shall apply. If such test results fail to confirm the Products’ non-conformance to the warranties set forth in Section 8.1, or if the parties fail to otherwise resolve the dispute, the parties shall submit unit(s) of the Product(s), or a representative sample thereof, along with a reference batch which has previously been shown by Spepharm to conform to the warranties set forth in Section 8.1, to a mutually acceptable independent laboratory along with mutually agreeable interrogatories to be answered by such laboratory. The determination of the Products’ conformance or non-conformance to the warranties set forth in Section 8.1 shall be binding upon the Parties. If the laboratory determines that the Products conform to the warranties set forth in Section 8.1, Spepharm shall pay all independent laboratory and shipping costs incurred by Valera, and if such laboratory confirms that the Products do not conform with the warranties set forth in Section 8.1, Valera shall pay all independent laboratory costs and the sole and exclusive warranty remedies set forth in Section 8.4 shall apply.
8.4 Spepharm’s Warranty Remedies. Spepharm must make a claim for breach of any warranties set forth in Section 8.1 no later than one (1) year after shipment of the unit of Product to Spepharm claimed to be defective (the “Warranty Period”). Valera shall replace, at Valera’s expense, or at Spepharm’s option, refund or credit the Transfer Price for, any units of Product that do not comply with Valera’s limited warranty set forth in Section 8.1 and reported to Valera during the Warranty Period (and confirmed or determined to be defective pursuant to Section 8.3). Valera’s obligation to replace defective Product or to refund or credit the purchase price paid for such Product pursuant to this Section 8.4 shall not apply to any Product that has been subjected to misuse, mishandling, storage in a manner inconsistent with Valera’s directions, neglect, modification or unusual physical or chemical stress after delivery to the carrier. Other than with respect to third party claims for which Valera must indemnify Spepharm pursuant to Section 10.2, this Section 8.4 states Spepharm’s sole and exclusive remedy for failure of any the Products to comply with the limited warranties set forth in Section 8.1.

Article 9 – Representations and Additional Warranties
9.1 Representations and Warranties of Valera. Valera hereby makes the following representations and warranties to Spepharm and does so in full understanding and acknowledgement that Spepharm is relying on such representations and warranties in entering into this Agreement, notwithstanding any due diligence investigation done or information obtained by Spepharm prior to the Effective Date:
(a) Status. Valera is a corporation organized and existing under the Laws of the State of Delaware, U.S.A. No action has been taken by the directors, officers or shareholders of Valera to dissolve the corporation. Valera has the corporate power and authority to enter into this Agreement and to perform all its obligations under this Agreement.
(b) All Necessary Proceedings. The execution and delivery by Valera of this Agreement, the performance by Valera of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Valera, and no other act or approval of any Person is required to authorize such execution, delivery, and performance.
(c) No Violation. The execution, delivery and performance of this Agreement by Valera: (i) does not violate or conflict with any provision of Law or any provision of its certificate of incorporation or bylaws; and (ii) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to any material instrument or agreement to which it is a party or by which it or its properties is bound. Without limiting the generality of the foregoing, Valera has not made any written or oral agreement or undertaking with any other Person regarding the rights to promote, distribute or sell any of the Products or to seek Regulatory Approval for any of the Products in any country of the Territory.
(d) Third Party Claims. As of the Effective Date, there is no outstanding or, to Valera’s knowledge, threatened claim or allegation that the marketing, distribution or sale of any of the Products or use of the Trademarks in accordance with this Agreement infringe upon any rights of a Third Party in each country of the Territory.
(e) Right to Grant Licenses. Valera is the sole and exclusive owner of all intellectual property needed to market, distribute and sell the Products in each country of the Territory in accordance with this Agreement, provided that Valera does not warrant that it has the right use the Trademarks in the Territory. Valera has filed a Community Trade Mark application in the European Union for each of the trademarks Vantas® and Supprelin®. Valera has the full right, power and authority to grant the rights granted to Spepharm under this Agreement.
(f) Regulatory Approval. As of the Effective Date of this Agreement, Valera is not aware of any facts that would reasonably lead it to conclude that any of Products will be unable to receive Regulatory Approval in any country of the Territory.
9.2 Representations and Warranties of Spepharm. Spepharm hereby makes the following representations and warranties to Valera and does so in full understanding and acknowledgement that Valera is relying on its said representations and warranties in entering into this Agreement, notwithstanding any due diligence investigation done or information obtained by Valera prior to the Effective Date:
(a) Status. Spepharm is a vennootschap met beperkte aansprakelijkheid_] organized and existing under the Laws of the Netherlands. No action has been taken by the directors, officers or shareholders of Spepharm to dissolve Spepharm. Spepharm has the power and authority to enter into the present Agreement.
(b) All Necessary Proceedings. The execution and delivery by Spepharm of this Agreement, the performance by Spepharm of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions of Spepharm, and no other act or approval of any Person is required to authorize such execution, delivery, and performance.
(c) No Violation. The execution, delivery and performance of this Agreement by Spepharm: (i) does not violate or conflict with any provision of Law or any provision of its articles of association; and (ii) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to any material instrument or agreement to which it is a party or by which it or its properties is bound.

Article 10 – Indemnification
10.1 By Spepharm. Spepharm shall indemnify Valera, its Affiliates and their respective directors, officers, shareholders, employees or agents (collectively, the “Valera Releasees”), and hold them harmless from and against any and all Losses (including personal)injury, death or property damage) arising from any and all Third Party claims against the Valera Releasees: (a) relating to the marketing, distribution or sale of the Products in each country of the Territory; (b) of any nature whatsoever relating to any processing or repackaging of Product after delivery to the carrier in accordance with Section 6.4; or (c) caused by a breach or misstatement by Spepharm of its representations and warranties under this Agreement; except, in each case, to the extent such Third Party claims result from the fault, negligence or willful misconduct of the Valera Releasees or their material failure to comply with the terms of this Agreement. Spepharm shall not be liable under this Section 10.1 in the event that the Valera Releasees admit or settle any such claim without the prior written consent of Spepharm, which consent shall not be unreasonably withheld, conditioned, delayed or denied.
10.2 By Valera. Valera shall indemnify Spepharm, its Affiliates and their respective directors, officers, shareholders, employees or agents (collectively, the “Spepharm Releasees”), and hold them harmless from and against any and all Losses (including personal) injury, death or property damage) arising from any and all Third Party claims against the Spepharm Releasees: (a) that the manufacture, use or sale of Product in accordance with this Agreement infringes the intellectual property rights of a third party in each country of the Territory; (b) of any nature whatsoever relating to the manufacture of Product; or (c) caused by a breach or misstatement by Valera of its representations and warranties in Section 9.1; except, in each case, to the extent such Third Party claims result from the fault or negligence of the Spepharm Releasees, or their material failure to comply with the terms of this Agreement. Valera shall not be liable under this Section 10.2 in the event that the Spepharm Releasees admit or settle any such claim without the prior written consent of Valera, which consent shall not be unreasonably withheld, delayed or denied.
10.3 Indemnification Procedure. A Party seeking indemnification (the “Indemnified Party”) shall notify, in writing, the other Party (the “Indemnifying Party”) within fifteen (15) Business Days after the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party’s failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party suffers or otherwise incurs additional liquidated or other readily quantifiable damages as a result of being denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity giving rise to the claim for indemnification or the damages therefrom or is materially prejudiced in the defense of the claims giving rise to the right to indemnification.
10.4 Defending Claims. The Indemnifying Party, while reserving the right to contest its obligations to indemnify the Indemnified Party under this Agreement, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification hereunder. To the extent legally possible, the Indemnified Party shall have the right, at its expense, to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation hereunder, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable written objection of the Indemnified Party.
Article 11 – Intellectual Property Matters
11.1 Intellectual Property Infringement.
(a) Without limiting the obligations and requirements of Sections 10.1 through 10.4, each Party will notify the other Party if it receives any notice that the activities engaged in under this Agreement infringe or may infringe any Third Party’s intellectual property rights. If Spepharm establishes to Valera’s reasonable satisfaction that license(s) under such Third Party’s intellectual property rights is or are necessary or advisable for purposes of enabling Spepharm to market, use or sell Product in a country of the Territory, Valera and Spepharm shall cooperate to obtain such license(s) for the benefit of Valera and Spepharm, in accordance with the following provisions of this Section 11.1:
(i) Valera shall be primarily responsible for obtaining any such third party license. The matter shall be deemed resolved if Valera is granted a license, whether royalty-free or royalty-bearing, under the relevant intellectual property rights that would make Spepharm’s, its Affiliates’ and sublicensees’ past and continued marketing, use or sale of such Product in such country of the Territory for use in the applicable Indication non-infringing with respect to such Third Party’s intellectual property rights.
(ii) In the event that Valera is unable to resolve the matter in accordance with Section 11.1(a)(i) in spite of good faith efforts and/or upon terms that are commercially reasonable to Valera, then Spepharm shall be entitled to negotiate a license in favor of Spepharm under such Third Party’s intellectual property rights; provided that Spepharm shall not enter into such license without the prior written consent of Valera, such consent not to be unreasonably withheld or delayed. In the event that such license requires Spepharm to pay the Third Party royalties or other payments, Spepharm may deduct such royalties or other payments from the amounts due to Valera under Section 7.2.
(iii) Should any claim or suit that a Product infringes any Third Party’s intellectual property rights in a country of the Territory be upheld by a final, nonappealable order of a court such that Spepharm is prevented from marketing, using and selling such Product in such country of the Territory and no license that permits Spepharm to market, use and sell such Product in such country of the Territory in accordance with this Agreement is obtained by either Valera or Spepharm pursuant to Sections 11.1(a)(i) and 11.1(a)(ii), Valera shall repurchase from Spepharm, at cost, all of the Product currently in Spepharm’s stock for use in such country that have not been sold and, if commercially reasonable to Valera, change such Product so as to make it non-infringing. If changing such Product so as to make it non-infringing is not commercially reasonable to Valera, Valera may terminate this Agreement effective upon giving Spepharm notice of termination without any liability to Spepharm other than a liability pursuant to Section 10.2.
11.2 Third Party Infringement.
(a) In the event that either Party determines that a Third Party(other than a permitted licensee, transferee or distributor of either Party) is making, using, or selling a product or process that may infringe any of the intellectual property relating to a Product, including later issued and acquired patents covering a Product, or any uses or processes pertaining thereto, it will promptly notify the other Party in writing.
(b) Valera shall be responsible for, in its sole discretion, obtaining a discontinuance of any infringement or bringing suit against a Third Party infringer relating to a Product. Notwithstanding anything contained herein to the contrary, Valera shall have the right, but not the obligation, to bring such a suit. Valera shall bear all the expenses of any such suit brought by it. Spepharm agrees to be named as a co-plaintiff if Valera brings suit and shall cooperate with Valera (which shall include providing any necessary assistance and executing any necessary documents, with any reasonable, receipted out-of-pocket expenses being reimbursed to Spepharm by Valera to the extent such expenses were previously approved in writing by Valera), and shall have the right to consult with Valera and to participate in and be represented by independent counsel in such litigation at its own expense. Except as otherwise specifically provided herein, Valera shall have control over any such suit, and decisions as to settlement, methods and/or terms and conditions for resolving the suit shall be made by Valera (after consultation with Spepharm, should Spepharm be joined as a party to such suit).
(c) In the event that Spepharm can reasonably demonstrate that a Third Party is infringing a patent covering a Product and Valera does not elect to institute an action against such Third Party, and provided that Spepharm can reasonably demonstrate that such infringement is materially impairing its ability to meet the applicable Minimum Net Sales amount, then Valera and Spepharm shall negotiate in good faith to adjust the applicable Minimum Net Sales amount accordingly.
11.3 Patent Prosecution and Maintenance.
(a) Valera shall be responsible for and shall control the preparation, filing, prosecution, grant and maintenance of all patents owned by Valera covering a Product. Valera shall prepare, file, prosecute and maintain such patents in good faith consistent with its customary patent policy and its reasonable business judgment, and shall consider in good faith the interests of Spepharm in so doing; provided that in no event shall Valera be required to maintain any such patents in any country in which Spepharm has not sold any Product within 180 days after Spepharm has received Regulatory Approval for such Product in such country. Valera shall be responsible for payment of all costs and expenses related to such filings, prosecution and maintenance, unless relieved of same hereunder.
(b) Valera shall give notice to Spepharm of any decision to cease prosecution and/or maintenance, or not to proceed with an extension, of any patent owned by Valera covering a Product and, in such case, shall permit Spepharm at Spepharm’s sole discretion, to continue prosecution or maintenance or proceed with the extension at Spepharm’s own expense. If Spepharm selects to continue prosecution or maintenance or to proceed with the extension, Valera shall execute such documents and perform such acts at Spepharm’s expense as may be reasonably necessary to permit Spepharm to continue such prosecution and maintenance or to proceed with the extension. Notwithstanding anything to the contrary, Valera shall maintain ownership in all such patents. Any reasonable out-of-pocket expenses incurred by Spepharm in connection with such prosecution, maintenance or extension shall be deducted from the payment obligations of Spepharm under Article 7 of this Agreement .
Article 12 – Confidentiality
12.1 Confidential Information. For the purposes of this Agreement, “Confidential Information” means all verbal, written, electronically transmitted and/or machine reproduced information, chemical structures, data, documents, methods and intellectual property of or relating to the business of either Party or its Affiliates, already provided or disclosed by it or its Affiliates to the other Party, or which will be provided to the other Party under this Agreement, and all materials, data, results, reports and other documents generated by or on behalf of the other Party containing or regarding such information, data, documents, methods and intellectual property.
12.2 Obligations. During the Term, each Party may supply to the other Party such Confidential Information as is considered useful solely for the purpose of enabling the other Party to perform its obligations hereunder (the “Purpose”). The other Party shall not use or allow the use of the Confidential Information for any purpose other than the Purpose or to enforce its rights under this Agreement
12.3 Exceptions. Neither Party shall have any obligation of non-disclosure or non-use hereunder with respect to any Confidential Information which: (a) at the time of disclosure to the other Party is already available or known to the public; (b) disclosure to the other Party becomes available or known to the public through no breach of this Agreement;
(c) is already lawfully in the possession of the other Party at the time disclosure hereunder was made and such possession is documented by written evidence and not subject to any obligation of non-disclosure or non-use; or
(d) is received from a Third Party having the right to disclose same and who is not bound by obligations of non-disclosure and/or non-use.
12.4 Compelled Disclosure. If a Party shall become compelled by any requirement of law or pursuant to any legal, regulatory or investigatory proceeding before any court, tribunal or other governmental entity, agency or commission to disclose Confidential Information of the other Party, such Party shall give the other Party prompt written notice of its receipt of the order or notice requiring the disclosure so that the other Party may seek a protective order or other remedy to protect the confidentiality of the Confidential Information and/or waive the compelled Party’s obligations under this Article 12. If such protective order, other remedy or waiver is not obtained or granted by the time the compelled Party is required to comply, the compelled Party may furnish only that portion of the Confidential Information of the disclosing Party that it is compelled to disclose and no more.
12.5 Unauthorized Use. In case either Party becomes aware or has knowledge of any unauthorized use or disclosure of Confidential Information, it shall promptly notify the other Party of such unauthorized use or disclosure and, thereafter, shall take all reasonable steps to assist the other Party in attempting to minimize any potential or actual damages or losses resulting from such unauthorized use or disclosure.
12.6 Return of Documents. Each Party, upon receipt of a written request from the other Party following the expiration or termination of this Agreement, shall promptly return to the other Party all Confidential Information of such other Party, including all reproductions and copies thereof together with all internal material and documents generated by it containing Confidential Information or references thereto or from which references the substance of the Confidential Information can be implied or understood and shall delete all references thereto stored electronically.
12.7 Ownership Rights. Each Party agrees that it shall not claim to have any rights, title or ownership in the Confidential Information of the other Party or any discoveries or inventions based on or derived from the Confidential Information, and that rights, title and ownership in the Confidential Information or any discoveries or inventions based on or derived from said Confidential Information shall, as between the Parties, rest in the disclosing Party. Each party agrees to promptly disclose to the disclosing Party any discoveries or inventions based on or derived from the Confidential Information. Each Party further agrees to assign (and does hereby assign) to the disclosing Party, the sole and exclusive ownership in all such discoveries and inventions and to sign all documents and do all things required to give effect thereto.
12.8 Term. The provisions of this Article 12 shall survive the expiration or termination of the Agreement until all of the Confidential Information has fallen within one of the exceptions set forth in Section 12.3.
Article 13 – Term and Termination
13.1 Term. This Agreement shall commence upon the Effective Date and shall continue for a period of ten (10) years from the Effective Date, unless sooner terminated as provided elsewhere in this Agreement.
13.2 Termination. This Agreement may be terminated:
(a) By a Party if the other Party commits a Material Breach and (i) fails to remedy the breach within thirty (30) Business Days of being required by the first Party to do so; or (ii) where remedy of the breach is not reasonably possible within thirty (30) Business Days, fails to propose a plan within twenty (20) Business Days which, in the opinion of the first Party acting reasonably, is capable of providing a remedy of the breach within ninety (90) Business Days. (b) If either Party shall commence as debtor any proceedings under any bankruptcy, insolvency, readjustment of debt, dissolution or liquidation Law or any such proceeding shall be commenced against either Party, or any trustee or receiver shall be appointed therefor, and either Party shall by any act or failure to act indicate approval of or consent to, or acquiescence in such proceedings or in the appointment of any such trustee or receiver; or if any such proceedings brought against either Party shall be approved by any court and shall remain undismissed for thirty (30) Business Days after its levy, then in any such case, the Party not involved in such proceedings shall have the option to terminate this Agreement in its entirety by written notice of such termination to the Party involved in such proceedings and upon the giving of such notice this Agreement shall immediately terminate.
(c) By either Party, upon at least thirty (30) days prior written notice to the other Party, if, as a result of an Event of Force Majeure, the other Party is unable to fully perform its obligations hereunder for a period of one hundred fifty (150) consecutive days; provided that if the required performance is met during the thirty (30) day period, this Agreement shall continue in full force and effect as if the notice had not been given.
(d) By a Party, on a country-by-country, Product-by-Product and Indication-by-Indication basis, if the Regulatory Authority for such country has finally denied Regulatory Approval (or any material part thereof) for such Product with respect to such Indication.
(e) By Valera, on a Product-by-Product basis, in accordance with Section 7.3.
(f) By Valera, on a country-by-country, Product-by-Product and Indication-by-Indication basis, if Spepharm fails to file all Marketing Approval Applications necessary to allow the marketing and sale of a Product in the given country for use in the given Indication within thirty (30) days after the deadline stated in the Plan for such country for the filing of all such Marketing Approval Applications for such Product for such Indication;
(g) By Spepharm, on a Product-by-Product basis, in the event that Valera or its Affiliates are unable to supply a Product in specified quality or in quantities sufficient to meet forecast demand for a successive period of ninety (90) Business Days where Valera, upon request of Spepharm, fails to propose a plan within twenty (20) Business Days following such request which, in the opinion of Spepharm acting reasonably, is capable of providing a resumption of supply within ninety (90) Business Days following such request. If Spepharm terminates the Agreement pursuant to this Section 13.2(g), then Spepharm shall not be entitled to indemnification from Valera under Section 5.3 for damages resulting from such failure after the date of termination.
13.3 Partial Termination. In the event that any termination of this Agreement is limited to one (1) or more, but not all forms or dosages of a Product, or to a country or Indication, then the effects of such termination shall only apply to the affected form(s), dosage(s), country (ies) or Indication(s), but shall not affect in any way the validity of this Agreement with respect to any other form, dosage, country or Indication.
13.4 Remedies Not Limited. The termination of this Agreement by either Party shall not limit remedies that may be otherwise available.
13.5 Survival. Expiration or termination of this Agreement for any reason shall not relieve either party for any breach of this Agreement occurring prior to the expiration or termination of this Agreement. Article 1, Article 7 (with respect to Products sold during the Term only), Article 8, Article 10, Article 12 and Article 15 and Sections 3.3, 3.5, 4.5, 4.6, 4.7, 9, 10, 12, 13.4, 13.5, 13.6 and 13.7 shall survive expiration or termination of this Agreement for any reason in accordance with their respective terms.
13.6 Post-Termination. Unless Valera terminates this Agreement pursuant to Section 13.2 (a) or (b) during the six (6) month period following the expiration or termination of this Agreement, Spepharm may sell out its stock on hand of the Product. All applicable provisions of this Agreement shall survive termination as necessary to give effect to this Section 13.6.
13.7 Other Consequences of Termination. Upon termination or expiration of this Agreement (whether in whole or in part), Spepharm shall within thirty (30) days from the date of receipt of a request from Valera submit all necessary paperwork to all Regulatory Authorities to request assignment to Valera or designee of all Marketing Approval Applications and all related registrations and product numbers for the relevant Products and any other Regulatory Approval held with respect to such Products (in each case whether in Spepharm’s name or the name of any Affiliate of Spepharm); provided that if this Agreement is only terminated as to a particular country or Indication, then only the assignment of all Marketing Approval Applications and all related registrations and product numbers for such Product and any other Regulatory Approval held with respect to the Product (in each case whether in Spepharm’s name or the name of any Affiliate of Spepharm) for such country or Indication shall be required.
Article 14 – Force Majeure

14.1 Definition. For the purposes of this Agreement, an “Event of Force Majeure” means any one or more of the following: (a) acts of God;
(b) expropriation, confiscation or requisitioning of facilities, compliance with any Law not presently existing, or change in the interpretation of any presently existing Law which affects to a degree not presently existing the supply, availability, export or use of the Product, materials or labour;
(c) acts or inaction on the part of any Governmental Body or Person purporting to act therefor;
(d) embargoes, or acts of war or the public enemy, whether war be declared or not;
(e) strikes, public disorder, insurrection, rebellion, riots or violent demonstrations;
(f) floods, earthquakes, lightning, hail, inclement weather conditions or other natural calamities; and
(g) any circumstances whether or not of the class or kind specifically named above not within the reasonable control of a Party and which, despite the exercise of reasonable diligence, such Party is unable to prevent, avoid or remove including demand that exceeds Valera’s supply of the Product.
14.2 Procedure. If any Party wishes to invoke an Event of Force Majeure, then it shall (i) promptly following the commencement of such Event of Force Majeure notify the other Parties of the occurrence of such Event of Force Majeure, the reasonably estimated date and time on which it commenced and the nature of the Event of Force Majeure, and (ii) as soon as reasonably practicable thereafter, submit to the other Parties proof of the Event of Force Majeure.
14.3 Suspension of Obligations. If one of the Parties is unable to perform any obligations under this Agreement because of an Event of Force Majeure, then such Party shall be excused from performance of such obligations until the Event of Force Majeure terminates and the obligations of such Party, which cannot be met due to the Event of Force Majeure, shall be suspended during the pendency of the Event of Force Majeure; provided that such Party uses all reasonable efforts to attempt to prevent, avoid or remove the Event of Force Majeure within the shortest possible delay. Nevertheless, an Event of Force Majeure has no effect on the obligation to pay a sum of money owing for the purchase of the Product.
14.4 Resolution. If either Party is excused from performance under this Agreement because of an Event of Force Majeure, then the Parties agree to promptly meet and to work in good faith together in an attempt to find appropriate solutions and to shorten the duration of the Event of Force Majeure, to the extent reasonably feasible.
Article 15 – Miscellaneous
15.1 Limitations Of Liability. EXCEPT IN RESPECT OF A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR SPEPHARM’S PAYMENT OBLIGATIONS UNDER SECTION 7 OF THIS AGREEMENT, IN NO EVENT SHALL A PARTY’S LIABILITY TO THE OTHER PARTYFOR DAMAGES UNDER OR IN RESPECT OF THIS AGREEMENT EXCEED, IN THE AGGREGATE, THE GREATER OF THE TOTAL AMOUNT PAID TO VALERA UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRECEDING THE EVENT GIVING RISE TO THE DAMAGE OR 5,000,000 USD, WHETHER SUCH DAMAGES ARISE IN TORT, CONTRACT OR OTHERWISE. IN ADDITION, EXCEPT FOR VALERA’S LIABILITY PURSUANT TO SECTION 5.3, IN NO EVENT SHALL A PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
15.2 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or sent by internationally-recognized overnight courier mail, charges prepaid, addressed as follows: to Valera:
Valera Pharmaceuticals, Inc.
7 Clarke Drive,
Cranbury, New Jersey
08512-3617 USA
Attention: President
Telephone: 609-235-3000
Facsimile: 609-409-1650

To Spepharm:
Spepharm Holding .B.V
Attention: Jean-Francois
Labbé
Telephone:
Facsimile:
Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or successfully transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if sent by nationally-recognized overnight courier, on the date on which it was received or first-attempted delivery. Either Party may change its address for service from time to time by giving notice thereof to the other Party in accordance with this Section 15.2.
15.3 Amendments. No amendment or waiver shall be binding on either Party unless in writing and consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.
15.4 Arbitration. In the event of any controversy or claims arriving out of or in relation to any provision of this Agreement or the breach thereof, the parties shall first make reasonable efforts to settle the problem among themselves. Any disputes arising out of or in connection with this agreement shall finally be settled under the rules of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such rules. The language of arbitration shall be English. The place of arbitration shall be London, England. Notwithstanding the foregoing, a party may seek injunctive and other equitable relief in any court of competent jurisdiction. The prevailing party’s reasonable attorneys’ and accountants’ fees, expenses and disbursements) shall be borne by the party against whom judgment is rendered.
15.5 Assignment. The rights and obligations under this Agreement may not be assigned by Spepharm (except to an Affiliate) without the prior written consent of Valera, which consent shall not be unreasonably withheld or delayed. Valera may assign its rights and obligations under this Agreement in its sole discretion, provided that any such assignment by Valera without Spepharm’s prior written consent shall not relieve Valera of its obligations to Spepharm under this Agreement.
15.6 Further Assurances. Each Party will, from time to time subsequent to the date hereof, at the request and expense of any other Party, execute and deliver all such documents and do all such other acts and things as that other Party, acting reasonably, may from time to time request be executed or done in order to better evidence, perfect or effectuate any provision of this Agreement or any of the respective obligations intended to be created hereby or thereby.
15.7 Publicity. Neither Party shall issue any press release or other public announcement relating to existence or terms of this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except where such announcements are required by law or regulation, in which event the Parties will use all reasonable efforts to consult with each other and cooperate with respect to the wording of any such announcement. The Parties shall cooperate in issuing an initial public release with respect to the signing of this Agreement, either separately or as a joint release.
15.8 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument in effect as of the date first above mentioned.
15.9 Governing Law. This Agreement shall be governed by and interpreted in accordance with Laws of the State of New York, U.S.A., regardless of the conflict of law doctrines of any jurisdiction including New York.
15.10 Language. The Parties confirm that it is their wish that this Agreement as well as all other documents relating to this Agreement, including notices, have been and shall be drawn up in the English language only.
15.11 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement, except as provided in this Agreement.
(signature page follows)

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first set forth above.
VALERA PHARMACEUTICALS, INC.
By: /s/ David S. Tierney
David S. Tierney, CEO
Date: September 28, 2006
SPEPHARM HOLDING B.V.
By: Jean-Francois Labbé
Name: Jean-Francois Labbé
Title: Director
Date: Sept. 27, 2006